UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): October 30, 2020 (October 27, 2020)

Scholar Rock Holding Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware	001-38501	82-3750435
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

620 Memorial Drive, 2nd Floor, Cambridge, MA 02139
(Address of Principal Executive Offices) (Zip Code)

(857) 259-3860

(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	SRRK	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).  Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01               Entry into a Material Definitive Agreement.

On October 28 2020, Scholar Rock Holding Corporation (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with J.P. Morgan Securities LLC, Jefferies LLC and Credit Suisse Securities (USA) LLC, as representatives of the several underwriters named therein (the “Underwriters”), relating to the issuance and sale of an aggregate of 2,948,718 shares (the “Firm Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) and, in lieu of Common Stock to certain investors, pre-funded warrants to purchase 2,179,487 shares of Common Stock (the “Pre-Funded Warrants”) to the Underwriters (the “Offering”). Pursuant to the Underwriting Agreement, the Company also granted the Underwriters a 30-day option to purchase up to 769,230 additional shares (the “Option Shares” and together with the Firm Shares, the “Shares”) of Common Stock.

The Shares will be sold to the purchasers at a public offering price of $39.00 per share and the Pre-Funded Warrants will be sold at a public offering price of $38.9999 per Pre-Funded Warrant, which equals the per share public offering price for the Shares less the $0.0001 exercise price for each such Pre-Funded Warrant.

The Underwriting Agreement contains customary representations and warranties, conditions to closing, market standoff provisions, termination provisions and indemnification obligations, including for liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, and were solely for the benefit of the parties to the Underwriting Agreement. The Company estimates that the net proceeds from the Offering will be approximately $187.6 million, or approximately $215.8 million if the Underwriters exercise in full their option to purchase the Option Shares, after deducting underwriting discounts and commissions and estimated offering expenses. The Offering is expected to close on or about November 2, 2020, subject to customary closing conditions.

The Pre-Funded Warrants are exercisable at any time after the date of issuance. A holder of Pre-Funded Warrants may not exercise the warrant if the holder, together with its affiliates, would beneficially own more than 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to such exercise. A holder of Pre-Funded Warrants may increase or decrease this percentage not in excess of 19.99% by providing at least 61 days’ prior notice to the Company.

The Offering is being made pursuant to the shelf registration statement on Form S-3 (File No. 333-231920) previously filed by the Company with the Securities and Exchange Commission (the “SEC”) on June 3, 2019 and declared effective by the SEC on June 10, 2019, a Registration Statement on Form S-3 (File No. 333-249715) filed on October 28, 2020 pursuant to Rule 462(b) under the Securities Act, and a related prospectus supplement.

The foregoing descriptions of the Underwriting Agreement and the terms of the Pre-Funded Warrants do not purport to be complete descriptions of the rights and obligations of the parties thereunder, and are qualified in their entirety by reference to the full text of the Underwriting Agreement and form of Pre-Funded Warrant that are filed as Exhibits 1.1 and 4.1 to this Current Report on Form 8-K, respectively, and are incorporated by reference herein.

The legal opinion of Goodwin Procter LLP relating to the legality of the issuance and sale of the Shares and Pre-Funded Warrants in the Offering is attached as Exhibit 5.1 to this Current Report on Form 8-K.

Item 1.02               Termination of a Material Definitive Agreement.

The Company had previously entered into an Open Market Sale AgreementSM (the “Sale Agreement”) with Jefferies LLC (the “Sales Agent”) on June 3, 2019, pursuant to which the Company was able to issue and sell from time to time in an “at-the-market” offering shares of Common Stock having an aggregate offering price of up to $75 million. As of October 27, 2020, no shares of Common Stock had been issued or sold under the Sale Agreement.

On October 27, 2020, in connection with the Offering, the Company provided notice of termination to the Sales Agent in order to terminate the Sale Agreement, effective immediately. The Sale Agreement had provided that either party was permitted to terminate the Sale Agreement at any time upon ten (10) calendar days’ prior written notice to the other party; however, in connection with the Offering and the termination of the Sale Agreement, the Sales Agent waived such ten (10) day notice requirement. The Company will not incur any early termination penalties in connection with the termination of the Sale Agreement.

Item 8.01               Other Events.

On October 27, 2020, the Company issued a press release announcing the Offering. On October 28, 2020, the Company issued a press release announcing the pricing and upsize of the Offering. Copies of these press releases are attached hereto as Exhibits 99.1 and 99.2, respectively, and are each incorporated herein by reference.

Item 9.01               Financial Statements and Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement dated October 28, 2020
4.1	Form of Pre-Funded Warrant
5.1	Opinion of Goodwin Procter LLP
23.1	Consent of Goodwin Procter LLP (included in Exhibit 5.1)
99.1	Press Release dated October 27, 2020 announcing the Offering
99.2	Press Release dated October 28, 2020 announcing the pricing and upsize of the Offering
104	Cover Page lnteractive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Scholar Rock Holding Corporation

Date: October 30, 2020	By:	/s/ Junlin Ho
Junlin Ho
Senior Vice President, Head of Legal